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                                  EXHIBIT 10.1



                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is made as of the 15th day of May, 1996 (this "Agreement") between Exsorbet Industries, Inc. ("the Company") and Charles E. Chunn, Jr. ("Employee").

         WHEREAS, the Company desires to employ Employee to serve as chief financial officer, chief accountant, and executive vice-president for the Company, and to perform various functions and duties related thereto; and

         WHEREAS, the Company recognizes that the Employee is a director of the Company at the present time, but the terms of this agreement are fair and reasonable and the employment of Employee is in the best interest of the Company; and

         WHEREAS, Employee has heretofore provided valuable services to the Company and its subsidiaries; and

         WHEREAS, the Company recognizes and desires to receive the benefit that the Company and its subsidiaries will receive by virtue of the employment of Employee; and

         WHEREAS, Employee desires to be employed by the Company upon the terms and conditions stated herein;

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and Employee agree as follows:

         1. Recognition of Status. The Company recognizes that Employee has been gainfully employed and/or gainfull self-employed prior to association with the Company. Such prior employment includes a guarantee or the substantial likelihood of substantial future income. The Company desires to provide an incentive to induce the Employee to become employed by the Company, while recognizing that such employment will require Employee to forego and terminate his present earning abilities outside of the Company. The Company recognizes the professional expertise of Employee and understands that Employee would be unable, due to financial hardships resulting from the loss of income guaranteed by prior employment and/or relationships, to become employed by the Company upon terms which are less beneficial to Employee than those stated herein.

         2. Employment. The Company agrees to employ Employee for a period of five years beginning as of the date of hereof. Employee agrees to be employed by the Company for such
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period of time.  Employee will observe all Company policies and procedures as are applicable to similarly situated senior management employees and conduct himself in accordance with all lawful directions from the Company. Employee shall use his best efforts in the performance of the duties of this employment as designated by the Company and shall, at all times, conduct himself so as to reflect favorably upon the Company.

         3. Company Benefits. Employee will be the beneficiary of and permitted to participate in all of the Company's standard benefit plans which are from time to time and made available to similarly situated management level employees. Such benefits shall specifically include:

         (a) four weeks of paid vacation per year at a reasonable time or times to be selected by Employee;

         (b) to the extent that any substantial portion of the full-time employees of Exsorbet Industries, Inc. receive paid leave on any holiday, Employee shall receive paid leave on such holiday;

         (c) the opportunity to participate in any existing or future Employee Health Plans, ERISA plans, Employee Benefit plans, pension plans, retirement plans, life insurance plans, health and medical insurance plans, and disability insurance plans on such terms as are available to similarly situated management level employees;

         (d) all other benefit plans presently or hereafter available to similarly situated management and general employees of the Company; and

         (e) all other benefit plans available to employees of subsidiaries of the Company, to the extent that such benefits can lawfully be provided to Employee.

Notwithstanding the foregoing, the Company may make reasonable changes in any such arrangements provided that such changes are made pursuant to a program which is applicable to all senior management personnel of the Company and which do not result in a substantial reduction of benefits available to Employee.

         4. Duties. (A) Employee shall perform such duties and functions and shall have such responsibilities as shall reasonably be designated by the Company from time to time, provided that such duties are generally consistent with the duties of Employee specified below and provided further that such duties are imposed in good faith by the Company. The Company warrants that it will not impose any duties upon Employee merely to inflict hardship or punishment upon Employee or to attempt to cause Employee to breach this contract or to resign from employment with the Company.





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         (B)     The Company desires for Employee to remain in a senior
management position with the Company. However, this Agreement shall be fully valid and enforceable by both parties, in all regards, without respect to whether Employee is an officer or director of the Company. The duties of Employee shall include:

         Acting in the capacity of Chief Financial Officer, Chief Accountant, and executive vice-president; assisting in preparation of the Company's income tax returns; assisting in preparation of the Company's financial statements and financial data; overseeing accounts receivables and accounts payables of the Company; and providing expert consultation in financial matters of the Company.

         5. Compensation. The Company shall pay Employee an annual salary of $160,000 for the period beginning May 15, 1996, to be paid in equal bi-weekly installments without a waiting period. Such amount shall be increased annually beginning January 1, 1997, in accordance with the cost of living index, but in no event shall the increase be less than five percent (5%) of the salary paid for the prior year. Such salary shall be paid bi-weekly, without any waiting period, beginning May 24, 1996.

         6. Prior Agreements. (A) It is agreed that a prior agreement between Employee and the Company dated January 1, 1996 is superseded by this agreement except as follows:

         Paragraph 4(b) concerning compensation for prior services, including all sub-paragraphs, attachments relative to such paragraph, shall remain in full force and effect.

         (B) The Company recognizes that: (a) the compensation provided by this paragraph was for prior services provided by Employee to the Company; (b) Employee was not previously compensated for his services to the Company during the time period covered by such compensation; (c) the compensation provided has been calculated so that it is in the same amount as Employee would have received had he been paid his current salary; (d) Employee was a key person inside the Company during the time period of rendition of prior services; and
(e) Employee's prior services were of value to the Company and Employee could have demanded payment at such time, but elected to waive compensation at such time in order to act in the best interest of the Company. Therefore, and in order to avoid any doubt, the provisions of the January 1, 1996 agreement between Employee and the Company concerning compensation for prior services, contained in paragraph 4(b) of such agreement, shall remain in full and complete force and effect in all of its particulars and effects.

         (C) Any compensation under the January 1, 1996 agreement for services rendered after January 1, 1996 shall become immediately due and payable. Any interest due under such prior agreements by reason of any loan or otherwise is forgiven.





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         7.      Hours.  The Company recognizes that the work hours of Employee will be varied due to demands imposed by Employee's position, the industry, various subsidiaries, stockholders and stock brokers, legal and regulatory requirements, public relations, asset acquisition, and other factors.
Therefore, a strict hourly work schedule would be impractical and unfeasible. Employee is expected to perform his duties in a reasonable and timely fashion. The Company recognizes that Employee will devote more than forty (40) hours per
week to the duties of the Company on a frequent basis.   Employee will be
considered as present at work and performing duties on those days when Employee is out of his office but attending to the performing of his duties away from the office for a period of at least seven hours. For the reasons stated above, the Company agrees that the salary and benefits to Employee will not be reduced by occasional absences of Employee from performing the duties of the Company, on a basis not cumulatively exceeding five week days, which are regular work days, per month. Such time period, if not used, may cumulate from month to month, but may not exceed a total of sixty cumulative days. Such time period shall not be reduced by Employee's use of any sick leave or other benefits, which are in addition to the time period stated in this section.

         8. Sick Leave. Employee shall receive two weeks of sick leave as of the date of signing this agreement. Employee shall thereafter be entitled to receive one day of paid sick leave benefits for each month of service to the Company. After such sick leave is accrued, if Employee is absent from employment due to the illness of Employee or a member of the immediate family of Employee, the salary and benefits due to Employee shall not be reduced. The Company may, at its option and election, increase the number of sick leave benefit days awarded to Employee.

         9. Location. Employee's duties will be provided at the offices of Exsorbet Administration, Inc. in Fort Smith, Arkansas. The Company shall have the following options with respect to relocation: (a) suggesting to Employee that he relocate; (b) requesting Employee to relocate; or (c) demanding Employee to relocate. In the event that the Company desires Employee to relocate, the Company will provide written notice of its suggestion, request, or demand to Employee. In no event shall the Company suggest, request, or demand Employee to move to any location outside the continental United States or to any location in which the Company does not maintain a corporate office or the office of a subsidiary. The Company will act in good faith in making any suggestion, request, or demand for a move by Employee.

         10. Suggested Relocation Benefits. In the event that the Company suggests to Employee that he relocate, Employee may refuse. No action will be taken against Employee as a result.

         11. Requested Relocation Benefits. In the event the Company requests Employee to relocate, Employee may refuse or elect to relocate. In the event that Employee elects to relocate, then requested relocation benefits shall become due and payable to Employee. The amount of such benefits shall be equal to the sum of the following amounts:

         (a) the cost of a moving service moving the personal property and necessary items of Employee from its present location to its new location;





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         (b)     the actual and reasonable cost of a real estate agency in
         effectuating the sale of one residential property of Employee, should such sale be necessitated by the relocation of Employee;

         (c) an amount equal to the down payment and closing costs on a home at Employee's new location, provided that such down payment shall be limited to ten percent (10%) of the cost of a new home of 3,600 square feet within thirty miles of Employee's new work location; and

         (d) a relocation bonus equivalent to Employee's salary for a period of one year.

         12. Demanded Relocation Benefits. In the event the Company demands Employee to relocate, Employee must relocate but shall be entitled to demanded relocation benefits. The amount of such benefits shall be equal to the sum of the following amounts:

         (a) the cost of a moving service moving the personal property and necessary items of Employee from its present location to its new location;

         (b) the actual and reasonable cost of a real estate agency in effectuating the sale of one residential property of Employee, should such sale be necessitated by the relocation of Employee;

         (c) an amount equal to the down payment and closing costs on a home at Employee's new location, provided that such down payment shall be limited to ten percent (10%) of the cost of a new home of 3,600 square feet within thirty miles of Employee's new work location; and

         (d) a relocation bonus equivalent to Employee's salary for a period of five years.

         13. Bonus Plan. (A) Employee shall receive an incentive bonus equivalent to four percent (4.0%) of the net income of Exsorbet Industries, Inc. The net income of the Company shall be determined by the independent auditors retained by Exsorbet Industries, Inc. The bonus will be paid, at the option and election of Employee, in either cash or options to acquire the common (capital) stock of Exsorbet Industries, Inc. The options or cash consideration will be provided to Employee no later than the 15th day of the fourth month following the close of the Company's fiscal year, and all such options will then be immediately exercisable. Notwithstanding any other provision herein, the Board of Directors of Exsorbet Industries, Inc. may, at its sole option and election, direct that all of the incentive plan bonus due to Employee shall be paid in cash. In such event, all of such bonus shall be paid in cash compensation on or before the same date specified for the options to be provided.





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         (B)     The portion of Employee's incentive plan bonus to be paid with stock options will be paid with restricted stock of the corporation. Such bonus shall not be a part of the Company's Incentive Bonus Plan. The bonus will be established to provide for an exercise of stock options, without payment by Employee, at a time to be reasonably determined by Employee after the first date on which the stock option is exercisable.

         (C) All stock issued to Employee shall be eligible for Form S-3 registration. The Company will assist in providing such information as is necessary to effectuate such registration with the United States Securities and Exchange Commission and shall pay the reasonably incurred costs in connection with such registration. Provided, however, that the Company shall not be required to effectuate more than one registration of all options exercised by Employee per year or exercised by any other Employee entitled to the benefits specified herein. The Company may elect to register other shares at the same time. At any time that the Company elects to register stock entitled to be registered under this provision or under a similar provision of the agreement of employment with any other Employee of the Company, the Company may defer any request for registration until it has time to notify any other Employee of the Company which is entitled to the same benefits provided in this paragraph of the request for stock registration.

         (D) In the event that stock options are elected by Employee, the number of stock options provided shall be calculated by taking the average closing bid price on the common stock of Exsorbet Industries, Inc., as reported by Bloomberg, L.P., for the five business day period immediately preceding the date on which the stock options are actually issued and granted, or in the event the common stock is not reported on such system, the fair market value of the common stock as determined by the Board of Directors of Exsorbet Industries, Inc. in its good faith judgment. The stock issued as a bonus payment shall be stock restricted pursuant to Regulation 144 of the Securities and Exchange Commission. Such shares may not be sold, transferred, hypothecated, encumbered, assigned, or conveyed until after the expiration of two years from the date of issuance of such shares by the stock transfer agent of Exsorbet Industries, Inc. The shares of stock shall bear an appropriate restrictive legend specifying such restrictions, and the restrictions pursuant to Regulation 144. Such legend may specify that the stock is acquired for investment purposes only and contain such other legend as is reasonably required by Exsorbet Industries, Inc. or its transfer agent. Such shares of stock shall not be registered and may not be sold, even after the expiration of two years, without an opinion of counsel that such shares of stock may be sold under an exemption to registration unless Employee elects to register the shares and the shares are registered. All stock issued to employee which is restricted stock shall be subject to the requirements of Regulation 144 and all statutes, rules, and regulations of the state in which sale of the stock may occur and of the United States.

         14. Stock Options. Employee is granted an immediate stock option to acquire a total of 100,000 shares of the common stock of Exsorbet Industries, Inc. at a price of $0.25 per share. Such option is subject to the terms and conditions of the Exsorbet Industries, Inc. stock option plan as adopted by the Board of Directors of Exsorbet Industries, Inc. In the event of the termination of employment of Employee for any reason, all options held by Employee in accordance with the





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Incentive Plan or otherwise shall immediately vest.  The Company agrees that it will, at the option of Employee, purchase from Employee all or part of such vested options, as determined by Employee, at the fair market value of the Company's Common Stock as of the date of such termination. All stock options shall, at the option of Employee, be assignable. In the event of assignment, the holder of the options shall have all the rights and privileges that Employee would otherwise have, to the same extent as if the stock options remained with Employee.

         15. Car Allowance. Employee shall be provided with a monthly car allowance in the sum of Seven Hundred Dollars ($700.00). This amount will be paid directly to Employee, without withholding for taxes. The amount shall be reflected on Form W-2 provided to Employee or upon such other form as may be directed by the Internal Revenue Service. Employee's gross salary shall be adjusted to provide for the cost of any excess income tax liability resulting from the provisions of this paragraph.

         16. Automatic Renewal. This employment agreement shall automatically renew for an additional five year period at the end of the term unless the Company gives Employee written notice at least thirty (30) months in advance of the expiration of the term that it does not intend to renew the Agreement. The agreement will, thereafter, renew for the same time period (i.e. five years) unless written notice is given during each term at least thirty (30) months in advance of the expiration of such term. The Company believes that the technical expertise and skill of Employee and the fact that Employee has terminated other vested career options justify the Company in making the provisions of this paragraph valid and effective. The Company further believes that the provisions of this paragraph provide a level of comfort to Employee and that Employee will be more productive with such level of comfort being provided.

         17. Country Club Benefits. During the term of this Agreement, the Company shall provide Employee with a monthly payment of $350 for country club dues.

         18.     Change in Control of the Company.   A "change in control of
the Company" means a change in control of a nature that would be required to be reported in response to item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934; provided that, without limitation, such a change in control shall be deemed to have occurred if:

         (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934) other than the Company or any person who on the date hereof is a director or officer of the Company is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) directly or indirectly, of securities of the Company representing 20 percent of the combined voting power of the Company's then outstanding securities; or





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         (2)  during any two consecutive years during the term of this
         Agreement, individuals who as of the date of this Agreement constitute the board of directors, cease for any reason to constitute at least a majority thereof.

         In the event that the position of Employee shall be changed, even though the compensation due to Employee shall not change, as a result of a change in the control of the Company, Employee shall receive a sum equal to three and one-half percent (3.5%) of the greater of the following amounts:
(a) the value of the total assets of the Company and its subsidiaries as of the date of change of control; (b) the total amount of consideration paid for the acquisition of stock resulting in a change of control, over the entire time period that such acquisition occurred; or (c) the fair market value of the stock acquired which resulted in a change of control, as of the time of acquisition; or (d) the fair market value of the stock acquired which resulted in a change of control, as of the time of the final events occurring which resulted in a change of control.

         19. Indemnification and Liability Insurance. The Company agrees to provide officers liability insurance insuring Employee against liability resulting from the actions taken by Employee, from Employee's performing of duties, or from Employee's failure to take action provided that such insurance shall not provide coverage against intentional misconduct. Furthermore, the Company agrees to indemnify Employee for any liability imposed upon Employee resulting from the actions taken by Employee, from Employee's performing of duties, or from Employee's failure to take action provided that such indemnification shall not be provided against intentional misconduct.

         20. Disability. If Employee shall become disabled, the Company shall continue to pay Employee's salary until such time as this Agreement is terminated in accordance with the provisions relating to termination on account of disability. If Employee's employment is terminated by death, the Company shall pay to Employee's spouse, beneficiary, or his estate, his then current salary through the last day of the month in which such death occurs and shall continue to pay such salary for an additional three months.

         21.     Reimbursement of Expenses.   During the term of this
Agreement, the Company will reimburse Employee for all authorized, ordinary and necessary expenses incurred by him in connection with the business of the Company. Reimbursement of such expenses shall be paid monthly, upon submission by Employee to the Company of vouchers itemizing such expenses in a form satisfactory to the Company, properly identifying the nature and business purpose of any expenditures.

         22. Continuing Education. It is understood that Employee will be required to attend educational classes every year in an hourly amount determined by Arkansas Board of Accounting. Such classes, termed Continuing Professional Education are presented on such a basis as to require the attendance of Employee during weekday periods. It is agreed that Employee will be allowed sufficient absence, with pay, from work to attend such classes and that the cost of attendance at such classes, including travel and lodging expenses, shall be reimbursed by the Company.





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         23.     Noncompetition and Nondisclosure.  (A)  Employee acknowledges that the Company has or will provide confidential information and trade secrets about its business, sales policies, and manufacturing methods. Employee understands that the nature of the business is such that the relationship between the Company and its customers is maintained through close personal contact with the Company Employees. Therefore, Employee agrees that during the period of his employment and for a period of two years immediately following termination of such employment, Employee will not, directly or indirectly, for himself or on behalf of others, as an individual on his own account or as an employee, agent, or Employee for any person, partnership, firm, or corporation own, manage, control or operate any business which is in competition with the business of the Company in the states of Alabama, Arkansas, Mississippi, Oklahoma and Texas.

         (B) Employee also agrees that during the period of his employment and for two years thereafter he will not use, give, or divulge to any person anywhere who is not an authorized employee of the Company, any trade secrets, list of customers, price lists, or other specialized information which Employee learned while with the Company.

         (C) Employee further agrees that for a period of two years after the termination of his employment with the Company, he will not:

         (1) induce or attempt to induce any employee to terminate employment with the Company;

         (2) interfere with or disrupt Company's relationship with other employees; or

         (3) solicit, entice, take away, or employ any person employed with the Company.

         24. Termination. This employment agreement may be terminated at any time:

         (a)     by Employee's death;

         (b)     by the Company for due cause as hereinafter defined;

         (c) at the election of Employee by giving sixty (60) days advance written notice to the Company.

         The term "due cause" for purposes of this Section shall be defined as
(a) intentional misrepresentation by Employee to the Company's customers or potential customers of the Company's ability to provide its products or services; (b) a criminal act or acts by Employee which result in a material and substantial direct financial loss to the Company, with the Employee's intention to violate the law; (c) conviction of Employee of a felony crime; or
(d) repeated and substantial failure by Employee to comply with the provisions of this agreement following written notice from the Company.





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         25.     Waiver.  Failure of the Company to exercise any rights under this Agreement, or to insist on full performance of all obligations hereunder shall not be construed as waiving any such rights.

         26. Entire Agreement. This Agreement is the entire agreement between the parties. Employee agrees that no other promises or inducements have been made to him unless contained in writing, attached hereto or incorporated herein by reference. This Agreement shall be binding upon the parties, their successors and assigns. This Agreement may not be modified unless such modification is made in writing and signed by all parties.

         27. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not effect the validity or enforceability of the other provisions.

         28. Governing Law. This agreement and any amendments or addendums thereto shall be governed by and construed in accordance with the laws of the State of Arkansas.

         29. Headings. Titles of the paragraphs are placed herein for convenient reference only and shall not to any extent have the effect of modifying, amending or changing the express terms and provisions of this Agreement.

         30. Counterparts. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.





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           IN WITNESS WHEREOF, the undersigned have executed and delivered this
Agreement on the date first written.


                                         EXSORBET INDUSTRIES, INC.


                                         By: /s/ DR. EDWARD L. SCHRADER
                                             ----------------------------------
                                                  Title: President


                                         EMPLOYEE:


                                         /s/ CHUCK E. CHUNN, JR.
                                         --------------------------------------






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